                                                                  Exhibit (d)(1)

                   AGREEMENT FOR TENDER OFFER AND MERGER


                                     among


                                   MISYS PLC,

                                  KIRSTY, INC.,

                       SUNSHINE ACQUISITION CORPORATION,

                                       and

                       SUNQUEST INFORMATION SYSTEMS, INC.





                           Dated as of June 24, 2001

                                TABLE OF CONTENTS


                                                                                         Page
                                                                                         ----
ARTICLE I             THE OFFER ......................................................      1

      SECTION 1.01           The Offer ...............................................      1
      SECTION 1.02           Company Action ..........................................      3
      SECTION 1.03           Directors ...............................................      4

ARTICLE II            THE MERGER .....................................................      5

      SECTION 2.01           Parent's Agreement to Effectuate Merger .................      5

ARTICLE III           CONVERSION OF SECURITIES .......................................      6

      SECTION 3.01           Conversion of Securities ................................      6
      SECTION 3.02           Stock Options ...........................................      7
      SECTION 3.03           Exchange of Certificates ................................      8
      SECTION 3.04           Stock Transfer Books ....................................      9

ARTICLE IV            REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY .................................................      10

      SECTION 4.01           Organization and Qualification ..........................      10
      SECTION 4.02           Subsidiaries ............................................      10
      SECTION 4.03           Authority Relative to Agreement .........................      11
      SECTION 4.04           Non-Contravention .......................................      11
      SECTION 4.05           Capitalization ..........................................      12
      SECTION 4.06           SEC Filings .............................................      12
      SECTION 4.07           Financial Statements ....................................      13
      SECTION 4.08           Absence of Certain Changes or Events ....................      13
      SECTION 4.09           Governmental Approvals ..................................      13
      SECTION 4.10           Compliance with Laws ....................................      14
      SECTION 4.11           Disclosure Documents ....................................      14
      SECTION 4.12           Litigation ..............................................      15
      SECTION 4.13           Title to Properties .....................................      15
      SECTION 4.14           Real Property Interests .................................      15
      SECTION 4.15           Intellectual Property ...................................      15
      SECTION 4.16           Labor Matters ...........................................      17
      SECTION 4.17           Taxes ...................................................      17
      SECTION 4.18           Employee Benefit Plans ..................................      19
      SECTION 4.19           Environmental Matters ...................................      21
      SECTION 4.20           Contracts ...............................................      21

      SECTION 4.21           Certain Transactions ....................................      22
      SECTION 4.22           Insurance ...............................................      22
      SECTION 4.23           Opinion of Financial Advisor ............................      22
      SECTION 4.24           Brokers .................................................      22
      SECTION 4.25           European Union Operations ...............................      23
      SECTION 4.26           Voting Requirements .....................................      23

ARTICLE V             REPRESENTATIONS AND WARRANTIES
                      OF PARENT, U.S. PARENT AND ACQUISITION SUB .....................      23

      SECTION 5.01           Organization and Qualification ..........................      23
      SECTION 5.02           Authority Relative to Agreement .........................      23
      SECTION 5.03           Non-Contravention .......................................      24
      SECTION 5.04           Governmental Approvals ..................................      24
      SECTION 5.05           Disclosure Documents ....................................      24
      SECTION 5.06           Financing ...............................................      25

ARTICLE VI            CERTAIN AGREEMENTS .............................................      25

      SECTION 6.01           Conduct of the Company's Business .......................      25
      SECTION 6.02           Shareholder Approval ....................................      27
      SECTION 6.03           Access to Information ...................................      27
      SECTION 6.04           Further Assurances ......................................      27
      SECTION 6.05           Inquiries and Negotiations ..............................      28
      SECTION 6.06           Notification of Certain Matters .........................      30
      SECTION 6.07           Indemnification .........................................      30
      SECTION 6.08           Employee Benefits .......................................      31
      SECTION 6.09           SEC and Other Filings ...................................      31
      SECTION 6.10           FIRPTA Certificate ......................................      31

ARTICLE VII           CONDITIONS TO THE MERGER .......................................      32

      SECTION 7.01           Conditions to Parent's Obligation to Effect the Merger ..      32

ARTICLE VIII          TERMINATION AND ABANDONMENT ....................................      33

      SECTION 8.01           Termination and Abandonment .............................      33
      SECTION 8.02           Effect of Termination ...................................      34

ARTICLE IX            MISCELLANEOUS ..................................................      35

      SECTION 9.01           Nonsurvival of Representations and Warranties ...........      35
      SECTION 9.02           Expenses, Etc ...........................................      35
      SECTION 9.03           Publicity ...............................................      35
      SECTION 9.04           Execution in Counterparts ...............................      35

      SECTION 9.05           Notices .................................................      35
      SECTION 9.06           Waivers .................................................      37
      SECTION 9.07           Entire Agreement ........................................      37
      SECTION 9.08           Applicable Law ..........................................      37
      SECTION 9.09           Severability ............................................      37
      SECTION 9.10           Specific Performance ....................................      38
      SECTION 9.11           Submission to Jurisdiction ..............................      38
      SECTION 9.12           Binding Effect, Benefits ................................      38
      SECTION 9.13           Assignability ...........................................      38
      SECTION 9.14           Amendments ..............................................      38
      SECTION 9.15           Interpretation ..........................................      39

                             INDEX TO DEFINED TERMS
                 THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                  DOES NOT CONSTITUTE A PART OF THE AGREEMENT

   Term                                                Reference
----------                                             ---------
"Acquisition Proposal"                                 6.05(a)
"Acquisition Sub"                                      Recitals
"Antrim"                                               4.16
"Business Combination"                                 8.02(b)
"Certificates"                                         3.03(b)
"Closing Date"                                         2.01(c)
"Code"                                                 3.03(e)
"Company"                                              Recitals
"Company Common Stock"                                 Recitals
"Company Disclosure Schedule"                          Article IV
"Company Plan"                                         4.18
"Company Preferred Stock"                              4.05
"Company Properties"                                   4.14
"Company SEC Filings"                                  4.06
"Company Stock Options"                                4.05
"Company Stock Plan"                                   1.01(a)
"Completion Date"                                      3.02(a)
"Constituent Corporations"                             Recitals
"Continuing Director"                                  1.03(a)
"Contracts"                                            4.20
"Dissenters Rights Law"                                3.01(d)
"Dissenting Shares"                                    3.01(d)
"Effective Time"                                       2.01(d)
"Environmental Event"                                  4.19
"Environmental Law"                                    4.19
"ERISA"                                                4.18(a)
"Exchange Act"                                         1.03(b)
"Exchange Agent"                                       3.03(a)
"Exchange Fund"                                        3.03(a)
"GAAP"                                                 4.07
"HSR Act"                                              4.09
"Intellectual Property"                                4.15(g)
"Liens"                                                4.02(b)
"Material Adverse Effect"                              4.01

"Merger"                                               2.01
"Merger Consideration"                                 3.01(c)
"Minimum Condition"                                    1.01(a)
"Offer"                                                1.01(a)
"Offer Consideration"                                  1.01(a)
"Offer Documents"                                      1.01(b)
"Option Plan"                                          3.02(a)
"Owned Software"                                       4.15(f)
"Parent"                                               Recitals
"Pennsylvania BCL"                                     Recitals
"Related Person"                                       4.18
"Returns"                                              4.17(a)
"Schedule 14D-9"                                       1.02(b)
"SEC"                                                  1.01(b)
"Securities Act"                                       4.06
"Shares"                                               1.01(a)
"Shareholders' Agreement"                              Recitals
"Subsidiary"                                           4.02(c)
"Superior Proposal"                                    6.05(a)
"Surviving Corporation"                                Recitals
"Taxes"                                                4.17(f)
"Termination Date"                                     8.01(c)
"Termination Fee"                                      8.02(b)
"U.S. Parent"                                          Recitals

                      AGREEMENT FOR TENDER OFFER AND MERGER

         AGREEMENT FOR TENDER OFFER AND MERGER, dated as of June 24, 2001, among MISYS PLC, a public company organized under the laws of England ("Parent"), KIRSTY, INC., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("U.S. Parent"), SUNSHINE ACQUISITION CORPORATION, a Pennsylvania corporation and a direct wholly-owned subsidiary of U.S. Parent ("Acquisition Sub"), and SUNQUEST INFORMATION SYSTEMS, INC., a Pennsylvania corporation (the "Company"). The Company and Acquisition Sub are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

         WHEREAS, the respective Boards of Directors of Parent, U.S. Parent, Acquisition Sub and the Company have each approved, pursuant to the terms and conditions of this Agreement, the acquisition of the Company by Acquisition Sub pursuant to a tender offer by Acquisition Sub for all the outstanding shares of Common Stock, no par value ("Company Common Stock"), of the Company; and

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent, U.S. Parent and Acquisition Sub to enter into this Agreement, Parent, U.S. Parent, Acquisition Sub and certain shareholders of the Company are entering into a Shareholders' Agreement (the "Shareholders' Agreement") pursuant to which such shareholders have agreed, among other things, severally to tender all of their shares of Company Common Stock into the Offer; and

         WHEREAS, following the consummation of the Offer, Parent and U.S. Parent shall cause Acquisition Sub to be merged with and into the Company by Acquisition Sub's adoption of a plan and agreement of merger, pursuant to
Section 1924(b)(1)(ii) of the Business Corporation Law of the Commonwealth of Pennsylvania (the "Pennsylvania BCL");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01 The Offer. (a) Provided that nothing shall have occurred that, had the Offer referred to below been commenced, would give rise to a right to terminate the Offer under any of the conditions set forth in Annex I hereto, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, as promptly as practicable after the date hereof, but in no event later than ten business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding shares (the "Shares") of

Company Common Stock at a price of $24.00 per Share, net to the seller in cash (or at such higher price as Acquisition Sub, in its sole discretion, elects to offer) (the "Offer Consideration"), but subject to any withholding required by law. The Offer shall be subject (i) to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares representing at least 80% of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), (ii) to the other conditions set forth in Annex I hereto and (iii) to the condition that Acquisition Sub shall have received certificates signed by the president or the chief financial officer of the Company to the effect that (A) the condition to the obligation of Acquisition Sub set forth in paragraph (e) of Annex I does not exist and (B) the acquisition of Shares pursuant to the Offer is exempt from Section 1445 of the Code (as defined below). For purposes of determining the Minimum Condition, (i) Shares tendered subject to guaranteed delivery shall not be considered validly tendered unless and until delivery shall have been completed and (ii) Shares outstanding on a fully-diluted basis shall mean all Shares actually outstanding plus all Shares issuable upon exercise, conversion or exchange of then-outstanding vested options, warrants and other rights to purchase, or other securities convertible into or exchangeable for, Company Common Stock, including any Shares issuable pursuant to vested options under the Company's Stock Incentive Plan of 1996, as amended, and pursuant to the Company's Employee Stock Purchase Plan (together, the "Company Stock Plans"). Acquisition Sub expressly reserves the right to modify the terms of the Offer, but Acquisition Sub will not, without the prior written consent of the Company, make any change in the terms or conditions of the Offer that (i) changes the form of consideration to be paid, (ii) decreases the price per Share or the number of Shares sought in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in Annex I, (iv) changes or waives the Minimum Condition, or (v) is adverse to the holders of the Shares. Parent and Acquisition Sub agree that, subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer. The Offer shall initially provide that it shall expire 20 business days after it is commenced. The Offer may only be extended with the prior written consent of the Company provided that so long as this Agreement is in effect, Acquisition Sub may, without the consent of the Company, extend the expiration of the Offer,
(i) as required to comply with any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (ii) if at the scheduled or extended expiration date of the Offer any of the conditions set forth in Annex I have not been satisfied or waived, until such time as all such conditions are satisfied or waived, or (iii) on one occasion, for an aggregate period of not more than ten business days for any reason other than those specified in the immediately preceding clauses (i) and (ii). So long as this Agreement is in effect, Parent, U.S. Parent and Acquisition Sub agree that if all of the conditions set forth in Annex I hereto are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied by the reasonable best efforts of the parties hereto, Acquisition Sub shall extend the Offer from time to time until such conditions are satisfied or waived. Notwithstanding the foregoing, in no event shall any extension of the Offer extend beyond the Termination Date.

                  (b) On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule TO with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). Parent, U.S. Parent, Acquisition Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Each of Parent and Acquisition Sub agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC and disseminated to holders of Shares. Parent and Acquisition Sub agree to provide the Company with any comments that may be received from the SEC or its staff with respect to the Offer Documents and any amendments thereto, promptly after receipt thereof.

                  (c) Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to purchase any Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

                  SECTION 1.02 Company Action. (a) The Company hereby approves and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's shareholders, (ii) approved this Agreement, the Shareholders' Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger (which approval constituted approval of the Offer, the Shareholders' Agreement and this Agreement for purposes Section 2539 and 2555(1) of the Pennsylvania BCL, but did not constitute adoption of the plan and agreement of merger for purposes Section 1924(b)(1)(ii) of the Pennsylvania BCL, which adoption shall be made by Acquisition Sub as provided in Article II hereof), and (iii) resolved (subject to its fiduciary duties referred to in Section 6.05(b), as advised by legal counsel), to recommend acceptance of the Offer by its shareholders. The Company has been advised that all of its directors and executive officers intend to tender their Shares pursuant to the Offer. The Company will promptly furnish Acquisition Sub with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Acquisition Sub such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Acquisition Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable law, Parent, U.S. Parent and Acquisition Sub will hold such lists and other information in confidence, shall use such information only in connection with the Offer and, if this Agreement is terminated, shall deliver to the Company all copies of such information (and extracts and summaries thereof) then in their or their agents' or advisors' possession.

                  (b) As promptly as practicable after the filing of the Offer Documents by Acquisition Sub with the SEC, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the recommendations of the Company's Board of Directors referred to above, in each case subject to the fiduciary duties of the Board of Directors of the Company. The Company, Parent, U.S. Parent and Acquisition Sub each agree promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, U.S. Parent, Acquisition Sub and their counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 prior to its being filed with the SEC and disseminated to holders of Shares. The Company agrees to provide Parent, U.S. Parent and Acquisition Sub with any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 and any amendments thereto, promptly after receipt thereof.

                  SECTION 1.03 Directors. (a) Effective upon the acceptance for payment by Acquisition Sub of, and deposit by Acquisition Sub with the depositary for the Offer of funds sufficient to make payment for, at least 80% of the outstanding Shares tendered pursuant to the Offer, Acquisition Sub shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Acquisition Sub (including Shares accepted for payment pursuant to the Offer and for which deposit has been made as aforesaid) bears to the total number of Shares outstanding, and the Company, to the extent permitted under the Company's Articles of Incorporation and Bylaws and the Pennsylvania BCL, shall take all action necessary to cause Acquisition Sub's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors (it being understood that, in the event that the Minimum Condition and the other conditions set forth in Annex I hereto shall have been satisfied in accordance with this Agreement, Acquisition Sub shall deposit with the depositary for the Offer funds sufficient to make payment for all Shares validly tendered pursuant to the Offer). At such times, the Company will use its reasonable best efforts to cause individuals designated by Acquisition Sub to constitute the same percentage as such individuals represent on the Company's Board of Directors of (1) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (2) each board of directors of each Subsidiary (as defined in Section 3.02) and (3) each committee of each such board. Notwithstanding the foregoing, at all times prior to the Effective Time the Board shall include at least two directors in office as of the date hereof who are not employees of the Company or any of its subsidiaries or affiliates of Parent, U.S. Parent or Acquisition Sub (any such director remaining in office being a "Continuing Director").

                  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. At the request and expense of Acquisition Sub, the Company shall take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations hereunder. Parent, U.S. Parent and Acquisition Sub will supply to the Company in writing and be solely responsible for any information with respect to themselves and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01 Parent's Agreement to Effectuate Merger. Promptly after Acquisition Sub's consummation of its purchase of Shares pursuant to the Offer upon satisfaction of the Minimum Condition as provided for in this Agreement and subject to the terms and conditions of this Agreement, Parent and U.S. Parent shall cause Acquisition Sub to be merged with and into the Company (the "Merger") by Acquisition Sub's adoption, pursuant to Section 1924(b)(1)(ii) of the Pennsylvania BCL, of a plan and agreement of merger that effectuates the provisions of this Article II and of Article III hereof and having the following terms and conditions:

                  (a) Surviving Corporation. Upon effectiveness of the Merger at the Effective Time (as hereinafter defined), the separate existence of Acquisition Sub (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation under the corporate name of "Sunquest Information Systems, Inc."

                  (b) Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition Sub in accordance with the Pennsylvania BCL and the Merger shall otherwise have the effects set forth in
Section 1929 of the Pennsylvania BCL.

                  (c) Closing. Unless this Agreement shall have been terminated previously, Parent and U.S. Parent shall cause the consummation of the Merger to take place at a time and on a date to be specified by the Parent and U.S. Parent (upon notice to the Company) (the "Closing Date"), which shall be no later than the second business day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at such closing, but subject to the fulfillment or waiver of such conditions at such closing), at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to by the parties hereto.

                  (d) Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent and U.S. Parent will cause the Merger to be consummated by filing with the Secretary of State of the Commonwealth of Pennsylvania properly executed articles of merger in accordance with the Pennsylvania BCL, which shall be effective upon filing or on such later date which shall not be more than two business days after such filing (the time of such effectiveness being the "Effective Time").

                  (e) Articles of Incorporation and Bylaws; Directors and Officers. (i) The Articles of Incorporation of Acquisition Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (except that such Articles of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be " Sunquest Information Systems, Inc."), until thereafter amended in accordance with the provisions thereof and as provided by the Pennsylvania BCL. The Bylaws of Acquisition Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Articles of Incorporation of the Surviving Corporation and as provided by the Pennsylvania BCL.

                  (ii) From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, (x) the directors of Acquisition Sub at the Effective Time shall be the directors of the Surviving Corporation and (y) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                  (f) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         SECTION 3.01 Conversion of Securities. The plan and agreement of merger to be adopted by Acquisition Sub to implement the Merger, as contemplated by
Article II, shall provide that, without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, after Acquisition Sub's adoption of the plan and agreement of merger for the Merger, at the Effective Time:

                  (a) Each share of Common Stock, $1.00 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation;

                  (b) Each share of Company Common Stock that is held in the treasury of the Company or by Parent or any Subsidiary (as hereinafter defined) of Parent or the Company shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor; and

                  (c) Subject to Section 3.01(d), each share of Company Common Stock (other than shares to be canceled in accordance with Section 3.01(b)) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to $24.00 or any higher price paid for each Share in the Offer (the "Merger Consideration").

                  (d) Notwithstanding anything in the plan and agreement of merger to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by shareholders who have not voted such shares in favor of the Merger and the approval and adoption of this Agreement and who shall have properly demanded appraisal of such shares of Company Common Stock (the "Dissenting Shares") in accordance with
Section 1930 of the Pennsylvania BCL or any successor or replacement provision (the "Dissenters Rights Law") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the Pennsylvania BCL. If a holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and represent solely the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the Dissenters Rights Law which are received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Pennsylvania BCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, without the prior written consent of Parent, settle or offer to settle any such demands.

         SECTION 3.02 Stock Options. (a) Upon the completion of the Offer (the "Completion Date"), Parent and U.S. Parent shall cause each stock option granted under the Company's Stock Incentive Plan of 1996, as amended (the "Option Plan") that is outstanding immediately prior to the Completion Date, whether vested or unvested, to be canceled and Parent and U.S. Parent shall cause the Company to pay each holder of any such option as soon as practicable after the Completion Date for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Offer Consideration per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Completion Date. The Option Plan shall be terminated as of the Completion Date.

                  (b) Prior to the Effective Time, Parent and U.S. Parent shall cause the Company to take such actions (including, but without limitation, adopting such amendments to the terms of the Company Stock Plans) that are necessary to give effect to the transactions contemplated by Section 3.02(a).

                  SECTION 3.03 Exchange of Certificates. (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of ChaseMellon Shareholder Services, L.L.C. or another bank or trust company designated by Parent, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, the Merger Consideration to be paid in respect of the Shares converted pursuant to Section 3.01 (the "Exchange Fund").

                  (b) As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"), a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify). Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable for each Share represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of such payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive the Merger Consideration upon such surrender.

                  (c) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the Merger Consideration to which they are entitled pursuant to this Agreement.

                  (d) None of Parent, U.S. Parent, the Surviving Corporation or any director, officer, employee or other agent or representative thereof shall be liable to any holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Each of Parent, U.S. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, U.S. Parent, the Surviving Corporation or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, U.S. Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, U.S. Parent, the Surviving Corporation or the Exchange Agent. No interest will be paid or will accrue on any consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock.

                  (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person or entity of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall exchange the Merger Consideration for such lost, stolen or destroyed Certificate pursuant to this Agreement.

                  (g) The Exchange Agent shall invest the cash in the Exchange Fund on a daily basis, as instructed by Parent. Any interest and other income resulting from such investments shall be paid to Parent before the Effective Time and to the Surviving Corporation thereafter.

                  SECTION 3.04 Stock Transfer Books. At the Effective Time, Parent and U.S. Parent shall cause the stock transfer books of the Company to be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the provisions set forth in this Article III.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Acquisition Sub as follows:

                  SECTION 4.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect (as hereinafter defined) on the Company. The Company has heretofore delivered or made available to Parent true and correct copies of the Articles of Incorporation and By-laws of the Company as currently in effect. As used herein, "Material Adverse Effect" shall mean, with respect to any party, (i) any material adverse effect on the business, operations, assets (tangible and intangible), properties, condition (financial or other) or operating results of such entity and its Subsidiaries taken as a whole, other than any change, circumstance, effect or development (A) relating to the economy in general in any country in which such entity operates or owns assets, or (B) relating to such entity's industry, in the case of clauses (A) and (B), that does not disproportionately affect such entity, provided that neither (x) any change in the market price or trading volume of such entity's common stock nor (y) a failure by such entity to meet the revenue or earnings predictions of equity analysts or any other revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement shall, in the case of either (x) or (y), in and of itself, constitute a Material Adverse Effect (it being understood that this proviso, as it relates to (y), shall not exclude any underlying change, circumstance, effect or development which resulted in such failure to meet such estimates, predictions or expectations, or (ii) the material impairment or material delay of the ability of such party to perform its obligations hereunder, including to consummate the transactions contemplated by this Agreement.

                  SECTION 4.02 Subsidiaries. (a) Except for shares of its Subsidiaries (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except as set forth in Item 4.02 of the Company Disclosure Schedule and except for those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has heretofore delivered or made available to Parent true and correct copies of the Articles of Incorporation and By-laws (or appropriate constituent documents) of each of the Subsidiaries of the Company, each as currently in effect.

                  (b) The Company has previously delivered or made available to Parent a true and complete list of all of the Company's Subsidiaries, indicating the jurisdiction of incorporation of each such Subsidiary and the Company's equity interest therein. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims (collectively, "Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares. There are no outstanding securities of any Subsidiary of the Company convertible or exchangeable for shares of capital stock or voting securities of such Subsidiary.

                  (c) For purposes of this Agreement, with respect to any party, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by such party and/or one or more other Subsidiaries of such party.

                  SECTION 4.03 Authority Relative to Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than adoption by Parent of a plan and agreement of merger to effect the Merger as contemplated by Article II hereof. This Agreement has been duly executed and delivered by the Company and, subject to the due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 4.04 Non-Contravention. The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not (i) violate or conflict with, in any material respect, any provision of the Amended and Restated Articles of Incorporation or Bylaws of the Company; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties; or (iii) except as set forth in Item 4.04 of the Company Disclosure Schedule, result (with the giving of notice or the lapse of time or both) in any violation of or default under or loss of, or decrease (to the Company or a Subsidiary of the Company) or increase (to any other person) in, any benefit under, or permit the acceleration, other modification or termination of any obligation under, any material mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license applicable to the Company or any Subsidiary of the Company or their respective properties; or (iv) result in the creation or imposition of any Lien of any nature whatsoever upon any asset of the Company or any Subsidiary of the Company; other than (in the cases of clauses (iii) and (iv) above) such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  SECTION 4.05 Capitalization. The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock and (ii) 15,000,000 shares of Preferred Stock, no par value, of the Company ("Company Preferred Stock"). As of June 21, 2001, 15,601,368 shares of Company Common Stock were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and none of which were issued in violation of any preemptive or similar right. As of June 21, 2001, no shares of Company Common Stock were held in the Company's treasury and no shares of Company Preferred Stock were outstanding. Except for options (the "Company Stock Options") to purchase an aggregate 2,343,692 shares of Company Common Stock granted pursuant to the Option Plan and rights to purchase 4,248 shares of Company Common Stock on June 29, 2001 under the Company's Employee Stock Purchase Plan, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary of the Company is authorized or outstanding and there is not any commitment of the Company or any Subsidiary of the Company to issue, or register under the Securities Act (as hereinafter defined), any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Item 4.05 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of all outstanding Company Stock Options and the exercise price thereof. Neither the Company nor any Subsidiary of the Company has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in Item 4.05 of the Company Disclosure Schedule, the Company is not a party to, and is not aware of any agreement or proxy relating to the voting or transfer of the Company Common Stock.

                  SECTION 4.06 SEC Filings. The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, the "Company SEC Filings"). No Subsidiary of the Company is required to file any form, report, registration statement, prospectus or other document with the SEC. The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a subsequent filing, on the date of that subsequent filing) and, in the case of any registration statement, at the time of effectiveness, or, in the case of any proxy statement, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.07 Financial Statements. Each of the financial statements (including the related notes) included in the Company SEC Filings fairly presents the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. The Company and its Subsidiaries have no liabilities or obligations of any kind, whether contingent or otherwise, except liabilities and obligations (i) reflected or reserved against in the Company's consolidated balance sheet as of December 31, 2000 included in the Company SEC Filings, (ii) incurred on or prior to December 31, 2000 and not required by GAAP to be reflected or disclosed in such consolidated balance sheet or the footnotes thereto, (iii) incurred since December 31, 2000 in the ordinary course of business or (iv) incurred since December 31, 2000 and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.08 Absence of Certain Changes or Events. Except as set forth in the Company SEC Filings made prior to the date hereof, since December 31, 2000, the Company and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. Except as set forth in Item 4.08 of the Company Disclosure Schedule, since December 31, 2000 through the date of this Agreement, none of the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

                  SECTION 4.09 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the laws of any foreign country, (ii) the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the Pennsylvania BCL, (iii) filings pursuant to the Securities Act and Exchange Act and the rules and regulations promulgated by the SEC thereunder, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not be material to the Company or materially impair or materially delay the ability of the Company to perform its obligations hereunder, including to consummate the transactions contemplated hereby.

                  SECTION 4.10 Compliance with Laws. Neither the Company nor any Subsidiary of the Company is in default under or in violation of, in any material respect, any order or decree of any court, governmental authority or arbitration board or tribunal to which the Company or any such Subsidiary is or was subject or in violation of in any material respect any laws, ordinances, governmental rules or regulations to which the Company or any such Subsidiary is or was subject. Neither the Company nor any Subsidiary of the Company has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would reasonably be expected to have a Material Adverse Effect on the Company. No action, demand, requirement or investigation by any governmental authority or entity with respect to the Company or any of its Subsidiaries is pending and has been served upon the Company, or, to the knowledge of the Company, is threatened with respect to any of the foregoing, except for such actions, demands, requirements, or investigations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.11 Disclosure Documents. (a) At the time of the filing of the Schedule 14D-9 and at the time of distribution thereof, the
Schedule 14D-9 will not contain any
untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Schedule 14D-9 or with respect to information concerning Parent or any of its Subsidiaries incorporated by reference in the Schedule 14D-9.

                  (b) None of the information with respect to the Company or any Subsidiary supplied by the Company (and not retracted prior to the relevant date) to Parent for inclusion or incorporation by reference in the Offer Documents will, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.12 Litigation. Except as set forth in Item 4.12 to the Company Disclosure Schedule, there is no material action, suit, investigation, proceeding or claim pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or their respective properties or rights, before any governmental body or arbitration board or tribunal.

                  SECTION 4.13 Title to Properties. Except as set forth in Item
4.13 to the Company Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have good and marketable title to the properties and assets reflected on the consolidated balance sheet of the Company as of December 31, 2000 (other than inventory and non-material properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet), and all such properties and assets are free and clear of Liens.

                  SECTION 4.14 Real Property Interests. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) the Company or its Subsidiaries have good and marketable fee title to, or a valid leasehold interest in, all of the real property used by the Company or its Subsidiaries or otherwise reflected on the consolidated balance sheet of the Company as of December 31, 2000 (collectively, the "Company Properties"), in each case free and clear of any Liens or rights of third parties, (ii) the Company Properties are suitable and adequate for the conduct of the businesses of the Company and its Subsidiaries as currently conducted and (iii) the Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Company Properties.

                  SECTION 4.15 Intellectual Property. (a) Item 4.15 of the Company Disclosure Schedule sets forth a complete and correct list of all material Intellectual Property (as defined below) owned by the Company and each of its Subsidiaries and that is registered or subject to an application for registration with any governmental or regulatory authority. Except as set forth in Item 4.15 of the Company Disclosure Schedule, the Company has made available to Parent all material licenses, agreements or arrangements to which the Company or any of its Subsidiaries is a party, permitting or limiting the use of Intellectual Property.

                  (b) Except as set forth in the Company SEC Filings made prior to the date hereof or as set forth on Item 4.15 of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns, or has valid and effective licenses to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; and (ii) the use of the Intellectual Property is in accordance with any applicable license, agreement or arrangement pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property.

                  (c) Except as set forth on Item 4.15 of the Company Disclosure Schedule, (i) the use of any material Intellectual Property owned by, and to the knowledge of the Company, the material Intellectual Property licensed to, the Company and its Subsidiaries, and the conduct of the business of the Company does not infringe on, misappropriate or otherwise violate the rights of any Person in any material respect; (ii) no person is challenging, and to the knowledge of the Company, no person is infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; (iii) there are no claims, orders or proceedings pending or, to the knowledge of the Company, threatened, with respect to any material Intellectual Property used by the Company or its Subsidiaries; and (iv) the material Intellectual Property owned by, and, to the knowledge of the Company, the material Intellectual Property licensed to the Company or its Subsidiaries is valid and enforceable and is being used or enforced in a manner that would reasonably be expected not to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                  (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, immediately after the Effective Time, the Company and its Subsidiaries shall own or have licensed to them, all Intellectual Property used in the business, free and clear of any Liens, and on the same terms and conditions as in effect prior to the Effective Time.

                  (e) Except as set forth on Item 4.15 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has taken all necessary actions to ensure protection of the Intellectual Property used in its business (including maintaining the secrecy of all confidential Intellectual Property) under any applicable law, ordinance, governmental rule or regulation, including but not limited to having and enforcing a policy requiring relevant employees, consultants and independent contractors to execute an agreement to maintain the secrecy of all confidential Intellectual Property used in the business.

                  (f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries own all right, title and interest in all software currently used in its business and which was developed by or for the Company or its Subsidiaries by any employee of the Company or its Subsidiaries or by an independent contractor or consultant ("Owned Software"). The Company and each of its Subsidiaries have written agreements with relevant employees, consultants and independent contractors assigning any rights such person may have in any material Owned Software to the Company or its Subsidiaries. To the knowledge of the Company, unless otherwise permitted pursuant to the applicable customer license agreement, there are no intentionally introduced viruses, disabling devices, trojan horses, worms or similar code in the Owned Software when delivered or made available to customers. To the knowledge of the Company, there are no defects in the Owned Software, when licensed for production mode by the Company and its Subsidiaries, that would prevent it from performing in all material respects the tasks and functions that it was intended to perform.

                  (g) For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, processes, designs, formulae and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents, including, without limitation, provisionals, divisions, continuations, continuations in part or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings, software, databases, firmware, semi-conductor chip rights, mask works, internet websites and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

                  SECTION 4.16 Labor Matters. Neither the Company nor any of its Subsidiaries is or has been a party to, or bound by, any collective bargaining or other contracts or understandings with labor unions or labor organizations, and no such agreement is being negotiated by the Company or any of its Subsidiaries or is or has been applicable to any employees of the Company or any of its Subsidiaries; provided, that, in the case of Antrim Corporation ("Antrim"), this sentence applies only to the period subsequent to the acquisition of Antrim by the Company. There are no controversies between the Company or any of its Subsidiaries and any of such employees that would reasonably be expected to have a Material Adverse Effect on the Company, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company that would reasonably be expected to have a Material Adverse Effect on the Company. There are no labor unions or other organizations representing or purporting to represent any employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizational efforts currently being made or threatened involving any of such employees. Neither the Company nor any of its Subsidiaries is in violation of any applicable laws pertaining to the employment or termination of employment of its employees, including all such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except as set forth in Item 4.16 of the Company Disclosure Schedule and for such violations that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.17 Taxes. (a) Except as set forth in Item 4.17 of the Company Disclosure Schedule, each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely filed all material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries and are correct in all other material respects,
(ii) timely paid or withheld all material Taxes that are due and payable by them, including with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements included in the Company SEC Filings made prior to the date hereof),
(iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (iv) to the knowledge of the Company, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (b) Except as set forth in Item 4.17 of the Company Disclosure Schedule, (i) there is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or any Subsidiary of the Company in respect of any Taxes; and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary of the Company and any taxing authority.

                  (c) Except as set forth in Item 4.17 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any such Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any such Subsidiary.

                  (d) Except as set forth in Item 4.17 of the Company Disclosure Schedule, the Internal Revenue Service has completed examinations of the federal income Tax Returns filed by or with respect to the Company for all periods through and including December 31, 1994 (or the statute of limitations for the assessment of federal income Taxes for such period has expired).

                  (e) Neither the Company nor any of its Subsidiaries (other than Antrim): (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code), or any similar affiliated, combined or consolidated group for state, local or foreign tax purposes (other than a group the common parent of which is the Company), or (ii) has any liability for Taxes of any person (other than the Company or its current Subsidiaries) under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law.

                  (f) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  SECTION 4.18 Employee Benefit Plans. (a) Item 4.18(a) of the Company Disclosure Schedule lists each Company Plan currently maintained by the Company or any Related Person. Each of the Company and its Related Persons has complied and currently is in compliance in all material respects, both as to form and operation, with applicable laws including without limitation, the applicable provisions, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code with respect to each Company Plan which the Company or any Related Person (i) has ever adopted, maintained, established or to which any of the same has been required to contribute to or has ever contributed or (ii) currently maintains or to which any of the same currently contributes or is required to contribute or (iii) currently participates in or is required to participate in; provided, that, in the case of Antrim, this paragraph (a) and the succeeding provisions of this Section 4.18 apply only to the period subsequent to the acquisition of Antrim by the Company.

                  (b) Except as set forth in Item 4.18 to the Company Disclosure Schedule, neither the Company nor any Related Person has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "multiple employer plan" (as defined in Section 4063 or 4064 of ERISA). No amount is due or owing from the Company or any Related Person on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                  (c) Except as set forth in Item 4.18(c) of the Company Disclosure Schedule, other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Related Person has incurred any liability that is, individually or in the aggregate, a material liability with respect to a Company Plan that is currently due and owing and has not yet been satisfied, including, without limitation, under ERISA (including, without limitation, Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and there exists no condition or set of circumstances (other than the accrual of benefits under the normal terms of the Company Plans), that could result in the imposition of any liability that is, individually or in the aggregate, a material liability on the Company or any Related Person of the Company with respect to a Company Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to a Company Plan.

                  (d) Except as required by applicable law or as set forth in
Item 4.18 of the Company Disclosure Schedule, neither the Company nor any Related Person has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Company Plan,
(y) to continue the payment of, or accelerate the payment of, benefits under any Company Plan, except as expressly set forth thereunder or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including, without limitation, any former or current employee) except as set forth under any Company Plan.

                  (e) Qualification. Each Company Plan intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

                  (f) Section 280G. Except as set forth in Item 4.18(f) of the Company Disclosure Schedule, the Company will not, as a result of the transactions contemplated by this Agreement, make or become obligated to make any parachute payment as defined in Section 280(G) of the Code.

                  (g) Documents. With respect to each Company Plan, the Company has previously delivered or made available to Parent complete and correct copies of: (i) such

Company Plan, if written, or a description of such Company Plan if not written, and (ii) to the extent applicable to such Company Plan: all trust agreements, insurance contracts or other funding arrangements; the three most recent actuarial and trust reports; the three most recent Forms 5500 required to have been filed with the IRS and all schedules thereto; the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); any actuarial study of any post-employment life or medical benefits provided under any such Company Plan, if any; statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any; and all amendments and modifications to any such document.

For purposes of this Agreement, "Company Plan" shall mean each "employee benefit plan" as such term is defined in Section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former shareholder, officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Person, or to which the Company or any Related Person contributes or is or has been obligated or required to contributed. For purposes of this Agreement, "Related Person" shall mean any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

                  SECTION 4.19 Environmental Matters. Each of the Company and its Subsidiaries conducts its business and operations in material compliance with all applicable Environmental Laws, and neither the Company nor any Subsidiary of the Company has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary of the Company. "Environmental Law" means any statute, regulation, rule, order, ordinance, decree, injunction, judgment, governmental approval or any other requirement of law (including common law) regulating or relating to the protection of human health or safety, natural resources or the environment, including laws relating to the use, generation, handling, disposal, storage, release or threatened release of hazardous substances. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in possession of, and in compliance with, all permits, authorizations and consents required pursuant to applicable Environmental Laws. To the knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the

Company or any Subsidiary of the Company prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company has disposed of, released or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances (including petroleum products) in violation of law. Neither the Company nor any of its Subsidiaries has caused or taken any action that will result in any liability or obligation relating to environmental conditions or releases of hazardous materials or hazardous substances (including petroleum products), other than such liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent all environmental site assessments, compliance audits and related studies.

                  SECTION 4.20 Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Filings or listed or filed as exhibits to the Company's Form 10-K for its fiscal year ended December 31, 2000 (the "Contracts") are described in such Company SEC Filings or listed or filed as exhibits thereto, respectively, and are valid and binding and are in full force and effect. There is not under any such Contract any existing default or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, except for such defaults as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect on the Company. Except as set forth in Item
4.20 of the Company Disclosure Schedule, the Company has made available to Parent all of the material contracts of the Company and its Subsidiaries.

                  SECTION 4.21 Certain Transactions. (a) Except as disclosed in the Company SEC Filings made prior to the date hereof or as set forth in Item
4.21 of the Company Disclosure Schedule, there are no existing or proposed transactions, agreements, understandings or arrangements involving in any case an aggregate amount in excess of $60,000 between the Company or any Subsidiary of the Company and (i) any director or executive officer of the Company or any family member, relative or affiliate of any such director or executive officer or (ii) any other person or entity controlling or under common control with the Company.

                  (b) Except as disclosed in the Company SEC Filings made prior to the date hereof or as set forth in Item 4.21 of the Company Disclosure Schedule, no shareholder, officer, director or employee of the Company or any of its Subsidiaries, or any family member, relative or affiliate of any such shareholder, officer, director or employee, (i) owns, directly or indirectly, and whether on individual, joint or other basis, any interest in (x) any material property, asset or right, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the business of the Company and its Subsidiaries or (y) any person that is a material supplier, customer or competitor of the Company or any of its Subsidiaries or (ii) has received any loans from or is otherwise a debtor of, or made any loans or is otherwise a creditor of, the Company or any of its Subsidiaries.

                  SECTION 4.22 Insurance. Item 4.22 of the Company Disclosure Schedule, contains a complete and correct list and summary description of all insurance policies maintained (including directors' and officers' insurance) by or on behalf of the Company and its Subsidiaries. The Company has delivered or made available to Parent complete and correct copies of all such policies together with all riders and amendments thereto. Except as set forth in Item
4.22 of the Company Disclosure Schedule, all such policies are customary and appropriate under the circumstances and in full force and effect, all premiums due thereon have been paid, and the Company and its Subsidiaries have complied with the provisions of such policies.

                  SECTION 4.23 Opinion of Financial Advisor. The Company has received the opinion of Deutsche Banc Alex. Brown Inc. dated June 24, 2001, substantially to the effect that the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

                  SECTION 4.24 Brokers. Except as set forth in Item 4.24 of the Company Disclosure Schedule, no person is entitled to any brokerage, finder's, financial advisor or other similar fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Company, other than Deutsche Banc Alex. Brown Inc. pursuant to an engagement letter dated August 8, 2000, a copy of which has been furnished to Parent.

                  SECTION 4.25 European Union Operations. Except as set forth in
Item 4.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material operations or assets in the United Kingdom or the European Union or derives any material revenues or income from the United Kingdom or the European Union.

                  SECTION 4.26 Voting Requirements. Adoption by the Parent of the plan and agreement of merger, as contemplated by Article II hereof, is the only action by the holders of any class or series of the capital stock of the Company necessary with respect to this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                   OF PARENT, U.S. PARENT AND ACQUISITION SUB

                  Parent, U.S. Parent and Acquisition Sub represent and warrant to the Company as follows:

                  SECTION 5.01 Organization and Qualification. Each of Parent, U.S. Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent has previously delivered or made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, each as in effect on the date hereof. Parent is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation or Bylaws. Since the date of its incorporation, Acquisition Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

                  SECTION 5.02 Authority Relative to Agreement. Each of Parent, U.S. Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, U.S. Parent and Acquisition Sub and the consummation by Parent, U.S. Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by the respective boards of directors of Parent, U.S. Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent, U.S. Parent and Acquisition Sub are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Parent, U.S. Parent and Acquisition Sub and, subject to the due execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of each of Parent, U.S. Parent and Acquisition Sub, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' right and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 5.03 Non-Contravention. The execution and delivery of this Agreement by Parent, U.S. Parent and Acquisition Sub and the consummation by Parent, U.S. Parent and Acquisition Sub of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of Parent, U.S. Parent or Acquisition Sub or
(ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, U.S. Parent or Acquisition Sub or any of their respective properties, other than any such violation, default, loss or acceleration that would not materially impair or materially delay the ability of Parent, U.S. Parent and Acquisition Sub to consummate the transactions contemplated hereby.

                  SECTION 5.04 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent, U.S. Parent or Acquisition Sub in connection with the execution and delivery of this Agreement by Parent, U.S. Parent and Acquisition Sub or the consummation by Parent, U.S. Parent and Acquisition Sub of the transactions contemplated hereby, except for (i) compliance the HSR Act, (ii) filings pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder,
(iii) the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the Pennsylvania BCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially impair or materially delay the ability of Parent, U.S. Parent and Acquisition Sub to consummate the transactions contemplated hereby.

                  SECTION 5.05 Disclosure Documents. (a) The Offer Documents will not, at the time of filing with the SEC and at the time of distribution thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent, U.S. Parent or Acquisition Sub with respect to statements made therein based on information supplied by the Company or its representatives for inclusion in the Offer Documents or with respect to information concerning the Company or any of its Subsidiaries incorporated by reference in the Offer Documents.

                  (b) None of the information with respect to Parent, U.S. Parent or Acquisition Sub supplied (and not retracted prior to the relevant date) by Parent, U.S. Parent or Acquisition Sub for inclusion in the Schedule 14D-9 or any amendments thereof or supplements thereto, will at the time of the filing of the Schedule 14D-9 and any amendments or supplement thereto, and at the time of any distribution thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 5.06 Financing. Parent has entered into a credit facility with J.P. Morgan plc, Lloyds TSB Capital Markets and certain other lenders (copies of which have been delivered to the Company) pursuant to which such lenders, subject to certain conditions set forth in such credit agreement, will provide all funds necessary, together with funds available to Parent, U.S. Parent and Acquisition Sub, to consummate the Offer and pay the Merger Consideration.

                                   ARTICLE VI

                               CERTAIN AGREEMENTS

                  SECTION 6.01 Conduct of the Company's Business. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing, or as otherwise set forth in Item 6.01 of the Company Disclosure Schedule or expressly contemplated by this Agreement:

                  (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and consistent with past practice and in compliance in all material respects with all applicable laws and regulations and the Company and its Subsidiaries shall not take any action except in the ordinary course of business and consistent with past practice;

                  (b) the Company will not and will not permit any of its Subsidiaries to, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber any properties, assets or rights (tangible or intangible) of the Company or any such Subsidiary, except inventory and immaterial assets in the ordinary course of business; (ii) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable organizational documents); (iii) split, combine or reclassify any of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise or otherwise make any distribution with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary of the Company); (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock or any securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire, shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

                  (c) the Company will not and will not permit any of its Subsidiaries to, directly or indirectly, do any of the following: (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise), any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock whether pursuant to the Company Stock Plan or otherwise, provided that the Company may issue shares of Company Common Stock upon the exercise of currently outstanding options referred to in Section 4.05 hereof in accordance with their present terms; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any loans, advances or capital contributions to, or investments in, any Person other than any Subsidiary of the Company in an amount exceeding $200,000, provided that the Company may enter into alpha and beta test agreements for products of the Company and may provide hardware and software to its customers in connection therewith; (iii) incur, create, issue, endorse or otherwise become liable for any indebtedness for borrowed money or issue any debt securities in an amount exceeding $1,000,000 in the aggregate; (iv) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, exclusively license, assign, waive, release or relinquish any material contract rights or Intellectual Property rights or amend any other material rights or claims, except in the ordinary course of business and consistent with past practice or (vi) settle or compromise any material claim, action, tax audit, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator, provided that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company;

                  (d) the Company will not and will not permit any of its Subsidiaries to, directly or indirectly, do any of the following: (A) grant any increase in the salary or other compensation of its employees except (i) pursuant to the current terms of employment agreements in effect on the date hereof and previously disclosed to Parent and (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, or (B) grant any bonus to any employee or enter into any employment or severance agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary of the Company;

                  (e) the Company will not and will not permit any of its Subsidiaries to, directly or indirectly, do any of the following: (except for salary increases for employees who are not executive officers of the Company in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, stock purchase plan, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay);

                  (f) the Company will not and will not permit any of its Subsidiaries to, directly or indirectly, do any of the following: (A) take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or
(B) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, or (C) voluntarily take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII from being satisfied;

                  (g) the Company will and will cause each of its Subsidiaries to use reasonable best efforts, to the extent not prohibited by the foregoing provisions of this Section 6.01, to preserve intact its current business organization and maintain its relationships with its suppliers and customers, and if and as requested by Parent, (i) use reasonable best efforts to make arrangements for representatives of Parent to meet with customers and suppliers and (ii) schedule, and cause its management to participate in, meetings of representatives of Parent with its employees; and

                  (h) the Company will not and will not permit any of its Subsidiaries to, directly or indirectly, do any of the following: (A) make any material Tax election (unless required by law or unless consistent with prior practice), or (B) settle or compromise any material income Tax liability, or (C) amend any Tax Return.

                  SECTION 6.02 Shareholder Approval. If Acquisition Sub shall own, following acceptance of Shares for payment pursuant to the Offer, at least 80% of the outstanding Shares, the Parent shall adopt the plan and agreement of merger contemplated by Article II hereof and otherwise take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer (but in any event no later than ten business days thereafter), without a meeting of the shareholders of the Company, in accordance with Section 1924(b)(1)(ii) of the Pennsylvania BCL.

                  SECTION 6.03 Access to Information. The Company shall, and shall cause its Subsidiaries and its officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent reasonable access during regular business hours to the officers, employees, agents, properties, offices, plants and other facilities, books, records and workpapers of the Company and its Subsidiaries, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request.

                  SECTION 6.04 Further Assurances. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Annex I hereto and Article VII hereof are satisfied and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including, without limitation, any necessary filings under the HSR Act).

                  (b) In connection with and without limiting the foregoing, the Company and Parent and their respective Board of Directors shall (i) take all action reasonably necessary to ensure that no "fair price," "moratorium," "control transaction" or other form of takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or to this Agreement, the Shareholders' Agreement or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Shareholders' Agreement or any of the other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby and in the Shareholders' Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholders' Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement and the Shareholders' Agreement.

                 SECTION 6.05 Inquiries and Negotiations. (a) The Company shall not, and shall not cause, authorize or permit any of its Subsidiaries to, nor shall it cause, authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided that during the period following the execution of this Agreement and prior to the consummation of the Offer, nothing contained in this Section 6.05(a) shall prohibit the Board of the Directors of the Company from furnishing any information to, or entering into discussions or negotiations with, any person that makes after the date hereof an unsolicited bona fide Acquisition Proposal if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that it is probable that the failure to take such action would be a breach of its fiduciary duties under Pennsylvania law, (B) the Board of Directors of the Company determines in good faith that such Acquisition Proposal is reasonably likely to lead to a transaction that would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from the person submitting such Acquisition Proposal an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms (with respect to confidentiality) at least as stringent as those contained in the Confidentiality Agreement between Parent and the Company. The Company shall not during the term of this Agreement release any third party from, or agree to amend or waive any provision of, and the Company shall take all reasonable best efforts to enforce, to the fullest extent permitted by applicable law, each such confidentiality/standstill agreement and any other confidentiality or standstill agreement to which the Company is or becomes a party. The Company shall notify Parent of any Acquisition Proposal (including, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof. The Company will keep Parent informed of any material changes (including material amendments) to any such Acquisition Proposal. The Company shall immediately cease and terminate, and shall immediately cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to cease and terminate, any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and shall demand the immediate return of all confidential information previously provided to such third parties. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.05(a) by any director or officer of the Company or any of its Subsidiaries or any financial advisor, attorney or other representative of the Company or any of its Subsidiaries, acting on behalf of the Company or any of its Subsidiaries, shall be deemed a breach of this
Section 6.05(a) by the Company. As used herein, "Acquisition Proposal" means an inquiry, offer or proposal by any person, corporation, entity or group (other than Parent and its affiliates) to acquire 25% or more of the business and properties of the Company and its Subsidiaries, taken as a whole, or beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of in excess of 25% of the shares of the capital stock of the Company, whether by any of the following actions or otherwise: (w) merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company and its Subsidiaries, in a single transaction or series of related transactions; (y) tender offer or exchange offer or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement, the Shareholders' Agreement or the transactions contemplated hereby or thereby, (ii) approve, adopt or recommend, or propose to approve, adopt or recommend, an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or cause the Company to enter into, any letter of intent, agreement in principle, memorandum of understanding, acquisition agreement or other agreement with respect to an Acquisition Proposal; provided, however, that, prior to the acceptance for payment of Shares by Acquisition Sub under the Offer, the Board of Directors of the Company may take any of such actions if (A) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that it is probable that the failure to take any such action would be a breach of its fiduciary duties under Pennsylvania law, (B) in the case of clause (i), there exists an Acquisition Proposal, and in the case of clauses (i) through (iii), inclusive, the Board of Directors of the Company determines in good faith that the applicable Acquisition Proposal is a Superior Proposal and (C) prior to taking any such action, the Company provides four days' prior written notice to Parent of its intent to take any such action and such Acquisition Proposal continues to be a Superior Proposal notwithstanding any modification by Parent of the terms of the Offer during such four day period. Notwithstanding the foregoing, nothing contained in this Section 6.05(b) shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders which, in the good faith reasonable judgment of the Board of

Directors of the Company, after consultation with outside legal counsel, is required under applicable law, provided that except as otherwise permitted in this Section 6.05(b), the Company does not withdraw or modify, or propose to withdraw or modify, its position in respect of the Offer or the Merger or the transactions contemplated by the Shareholders' Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of the Company permitted by, and taken in accordance with, this Section 6.05(b) shall not constitute a breach of this Agreement by the Company. Notwithstanding the foregoing, nothing in this Section 6.05(b) shall (i) permit the Company to terminate this Agreement (except as provided in Article VIII hereof) or (ii) affect any other obligations of the Company under this Agreement.

                  SECTION 6.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause either (A) any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (B) any condition set forth in Annex I or Article VII hereof to be unsatisfied in any material respect at any time from the date hereof to the date Acquisition Sub purchases Shares pursuant to the Offer, (ii) any material failure of the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                  SECTION 6.07 Indemnification. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects (i) their obligations pursuant to any indemnification agreements with their directors and officers in effect immediately prior to the Effective Time and (ii) any obligations to indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from the Company and its Subsidiaries as provided in their respective Certificate or Articles of Incorporation and Bylaws (or comparable organizational documents). The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and Bylaws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

                  (b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.07.

                  (c) For a period of six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance on terms with respect to coverage and amount no less favorable than those of such policy or policies as in effect on the date hereof, provided that Parent may substitute therefor policies of Parent or its Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers.

                  (d) The provisions of this Section 6.07 shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

                  SECTION 6.08 Employee Benefits. Employees who continue as employees of the Surviving Corporation or any of its Subsidiaries shall be entitled to participate in all employee benefit plans (subject to the terms and conditions thereunder) maintained by Parent or the Surviving Corporation for employees of the Surviving Corporation generally, it being understood and agreed, however, that nothing in this Section 6.08 shall require Parent (i) to provide or continue for the benefit of any employees any Plan currently maintained by the Company or any Subsidiary thereof or (ii) to maintain the organizational structure of the Company and its Subsidiaries as in effect on the date of this Agreement.

                  SECTION 6.09 SEC and Other Filings. Each of Parent and the Company shall promptly provide the other (or its counsel) with copies of all filings made by such party or any of its Subsidiaries with the SEC or any other state, federal or foreign governmental entity in connection with this Agreement and the transactions contemplated hereby.

                  SECTION 6.10 FIRPTA Certificate. Immediately prior to the expiration of the Offer, the Company shall provide U.S. Parent with a statement complying with Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h), in substantially the form provided to U.S. Parent upon the signing of this Agreement, certifying that the Shares are not "United States real property interests" (within the meaning of section 897 of the Code).

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01 Conditions to Parent's Obligation to Effect the Merger. The obligation of Parent and U.S. Parent to implement the Merger, as contemplated by Article II hereof, is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent, U.S. Parent and Acquisition Sub, to the extent permitted by applicable law:

                  (a) Injunction, etc. There shall be (i) in effect no preliminary or permanent injunction or other order of any governmental entity or regulatory agency or court of competent jurisdiction that restrains, enjoins or otherwise prohibits, or imposes material and adverse conditions upon consummation of the transactions contemplated hereby, (ii) in effect no pending or threatened suit, action or proceeding by any governmental or regulatory agency or any third party seeking to prohibit or limit the ownership or operations by Parent, the Company or any of their respective Subsidiaries, or to compel any of such persons to dispose of or hold separate, any material portion of the assets or business of the Company and its Subsidiaries or of Parent, the Company and their respective Subsidiaries, taken as a whole, in each case, as a result of the transactions contemplated hereby, or (iii) no statute, law, ordinance, rule or regulation shall be in effect and no action by a governmental entity or regulatory agency or third party shall be pending or threatened that could have any of the effects referred to in (i) or (ii) above, provided that prior to invoking this condition a party shall use all reasonable best efforts to have any injunction or order referred to in (i) above vacated.

                  (b) Governmental Filings and Consents. All governmental filings required to be made prior to the Effective Time by Parent, Acquisition Sub and the Company with, and all governmental consents required to be obtained prior to the Effective Time by Parent, Acquisition Sub and the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Parent, Acquisition Sub or the Company, as the case may be, and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries (assuming the Merger had taken place), and all applicable waiting periods under the HSR Act shall have expired or been terminated.

                  (c) Acquisition Sub shall have purchased Shares pursuant to the Offer.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

                  SECTION 8.01 Termination and Abandonment. This Agreement may be terminated and the transactions hereby may be abandoned at any time prior to Acquisition Sub's purchase of Shares pursuant to the Offer:

                  (a) by the mutual written consent of Parent and the Company provided that, any such consent shall require the concurrence of a majority of the Continuing Directors if it occurs after the purchase by Acquisition Sub of shares of Company Common Stock pursuant to the Offer;

                  (b) by (i) Parent if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement with the effect that the condition set forth in paragraph (e) of Annex I would be incapable of being satisfied on or prior to the Termination Date or
(ii) the Company, if Parent, U.S. Parent or Acquisition Sub shall have breached any of its representations, warranties, covenants or agreements contained herein which breach would reasonably be expected to materially impair or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, and, such breach by its nature is not capable of being cured prior to the last date to which the Offer could be extended pursuant to Section 1.01(a);

                  (c) by either Parent or the Company if the Offer shall not have been consummated prior to the close of business on October 1, 2001 (the "Termination Date"), provided that neither the right to terminate this Agreement or extend such date under this Section 8.01(c) shall be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before the close of business on such date;

                  (d) by Parent, if the Offer is terminated or expires without the purchase of any Shares thereunder, unless such termination has been caused by the failure of Parent or Acquisition Sub to perform in any material respect any of its obligations under this Agreement and the Offer.

                  (e) by the Company if, prior to the acceptance for payment of Shares by Acquisition Sub under the Offer, (i) the Company is not in breach of its obligations under Section 6.05, and (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, provided that the Company may not effect such termination unless contemporaneously therewith the Company pays to Parent, by wire transfer of immediately available funds to an account designated by Parent, the Termination Fee required to be paid pursuant to Section 8.02(b);

                  (f) by Parent if, prior to the acceptance for payment of Shares by Acquisition Sub under the Offer, the Board of Directors of the Company shall have taken any of the actions described in the first sentence of Section 6.05(b), or if the Company has breached or is deemed to have breached, any of the material provisions of Section 6.05; or

                  (g) by either Parent or the Company, if any court of competent jurisdiction shall have issued any judgment, injunction, order or decree enjoining, restraining or otherwise prohibiting Acquisition Sub from accepting for payment, and paying for, the shares of Company Common Stock pursuant to the Offer, or Parent from implementing the Merger, and such judgment, injunction, order or decree shall become final and nonappealable.

Any party desiring to terminate this Agreement pursuant to this Section 8.01 shall give notice to the other party in accordance with Section 9.05 (and
Section 8.01(e), in the case of a termination by the Company pursuant to Section 8.01(e)).

                  SECTION 8.02 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement, except for the provisions of Section 8.02 and Article IX, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided that nothing in this Section 8.02 shall relieve any party of liability for a material breach of any provision of this Agreement.

                  (b) The Company agrees that, if (i) the Company terminates this Agreement pursuant to Section 8.01(e); or (ii) Parent terminates this Agreement pursuant to 8.01(f); or (iii) (A) Parent terminates this Agreement pursuant to Section 8.01(d) as a result of the Minimum Condition not having been satisfied, (B) at any time prior to such termination there shall have been made to the Company, or publicly announced or disclosed an intention to make (whether or not contingent), an Acquisition Proposal with respect to the Company, and (C) within 12 months after such termination, the Company enters into a definitive agreement to make a Business Combination or consummates a Business Combination; then, (X) in the case of a termination by the Company as described in clause (i) above, concurrently with such termination, (Y) in the case of a termination by Parent as described in clause (ii) above, within three business days following any such termination, or (Z) in the case of a termination by Parent or the Company as described in clause (iii) above, prior to the earlier of the consummation of such Business Combination or the execution of a definitive agreement with respect thereto, the Company will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $12,133,000 (the "Termination Fee"). For the purposes of this Section 8.02, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the shareholders of the Company prior to such transaction in the aggregate cease to own 70% or more of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a third party of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 30% of the Company Common Stock then outstanding whether by tender or exchange offer or otherwise.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant hereto shall survive the consummation of the Offer.

                  SECTION 9.02 Expenses, Etc. Subject to Section 8.02, whether or not the transactions contemplated by this Agreement are consummated, neither the Company, on the one hand, nor Parent, U.S. Parent and Acquisition Sub, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

                  SECTION 9.03 Publicity. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult with the other prior to making such disclosure).

                  SECTION 9.04 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 9.05 Notices. All notices, requests, instructions or other documents that are required to be or may be given or delivered pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or national overnight courier service, transmitted by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

                  If to Parent, U.S. Parent or Acquisition Sub, to:

                           Misys plc
                           Burleigh House
                           Chapel Oak
                           Salford Priors
                           Worcestshire WR11 5SH
                           England
                           Attention: Paul Waters

                  with copies to:

                           Misys plc
                           125 Kensington High Street
                           London W8 5SF
                           England
                           Attention:  Ross K. Graham

                           Debevoise & Plimpton
                           919 Third Avenue
                           New York, New York 10022
                           Attention:  Paul H. Wilson, Jr., Esq.

                  If to the Company, to:

                           Sunquest Information Systems, Inc.
                           4801 East Broadway Boulevard
                           Tucson, Arizona  85711
                           Attention:  Nina M. Dmetruk

                  with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York  10111
                           Attention: William J. Hewitt, Esq.

                           and

                           Klett Rooney Lieber & Schorling
                           One Oxford Centre
                           40th Floor
                           Pittsburgh, Pennsylvania  15219-6498
                           Attention: Stanley Lehman, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Such notices, requests, instructions and other documents shall be deemed given or delivered (i) five business days following sending by registered or certified mail, postage prepaid, (ii) one business day following sending by national overnight courier service, (iii) when sent, if sent by facsimile, provided that such facsimile is promptly confirmed by telephone, or (iv) when delivered, if delivered by hand.

                  SECTION 9.06 Waivers. The Company, on the one hand, and Parent, U.S. Parent and Acquisition Sub, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 9.07 Entire Agreement. This Agreement, the Company Disclosure Schedule, the documents to be delivered by the parties on or prior to the Closing Date in connection herewith and the Confidentiality Agreement (which shall expressly survive the execution and termination of this Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

                  SECTION 9.08 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws thereof.

                  SECTION 9.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  SECTION 9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  SECTION 9.11 Submission to Jurisdiction. Each of Parent, U.S. Parent, Acquisition Sub and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the Commonwealth of Pennsylvania, and each of Parent, U.S. Parent, Acquisition Sub and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent, U.S. Parent, Acquisition Sub and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of such courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

                  SECTION 9.12 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Except as otherwise provided in
Section 6.07 hereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 9.13 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  SECTION 9.14 Amendments. This Agreement may be varied, amended or supplemented at any time prior to the Effective Time by action of the respective boards of directors of the Company, Parent, U.S. Parent and Acquisition Sub, without action by the shareholders thereof, provided that, after the purchase by Acquisition Sub of shares of Company Common Stock, no such variance, amendment or supplement shall reduce the amount or alter the form of the consideration that the holders of Company Common Stock shall be entitled to receive upon the Effective Time pursuant to Section 3.01 hereof and provided, further, that after the purchase by Acquisition Sub of shares of Company Common Stock, any such amendment or supplement shall require the concurrence of a majority of the Continuing Directors. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

                  SECTION 9.15 Interpretation. (a) The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," the word "or" shall mean "and/or." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. As used herein, the following terms shall have the following meanings: "business day" means any day other than Saturday, Sunday or any day on which banks in New York City are required or authorized by law to be closed for business; "know" or "knowledge" means, in respect of any party, the actual knowledge of the officers and employees of such party actively participating in the negotiation of this Agreement and related due diligence activities, without any requirement to undertake an independent investigation; and "person" mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  INTENDING TO BE LEGALLY BOUND HEREBY, the parties have executed and delivered this Agreement for Tender Offer and Merger as of the day and year first above written.


                                       MISYS PLC



                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:

                                       KIRSTY, INC.



                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:

                                       SUNSHINE ACQUISITION CORPORATION



                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:


                                       SUNQUEST INFORMATION SYSTEMS, INC.



                                       By:
                                           ---------------------------------
                                           Name:
                                           Title:

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

                  Capitalized terms used in this Annex I shall have the meanings assigned to them in the Agreement to which it is attached (the "Agreement").

                  Notwithstanding any other provision of the Offer, Acquisition Sub shall not be required to accept for payment or, subject to the provisions of Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares, and may terminate the Offer, if (1) prior to the expiration date of the Offer (A) the number of Shares validly tendered and not withdrawn, together with any Shares then owned by Acquisition Sub, shall not satisfy the Minimum Condition, or (B) the applicable waiting period under the HSR Act shall not have expired or been terminated; or (2) at any time on or after the date of the Agreement, and prior to acceptance for payment of or payment for Shares, any of the following conditions exist:

                  (a) there shall be instituted, pending, or, to the knowledge of the Company, threatened any action or proceeding by any government or governmental authority or agency, before any court or governmental authority or agency of competent jurisdiction, (i) challenging or seeking to make illegal, to materially delay or otherwise directly or indirectly to materially restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Acquisition Sub, or the consummation by Acquisition Sub or Parent of the Offer or the Merger, or seeking to obtain material damages relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or Acquisition Sub's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or any of their respective affiliates,
         (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise would reasonably expected to have a Material Adverse Effect on the Company; or

                  (b) there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to Parent,

         U.S. Parent, Acquisition Sub, the Company or any Subsidiary or affiliate of Parent or the Company or the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any court, government or governmental authority or agency of competent jurisdiction (other than the application of the waiting period provisions of the HSR Act to the Offer, the acceptance for payment of or payment for any Shares or the Merger), that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses
         (i) through (v) of paragraph (a) above; or

                  (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries or affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, or Parent and Acquisition Sub shall have become aware of any facts that have had or are reasonably likely to have a Material Adverse Effect on the Company; or

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States or in the United Kingdom, (iii) the commencement of a war, material armed hostilities or other material international or national calamity directly or indirectly involving the United States or the United Kingdom having a significant adverse effect on the functioning of the financial markets in the United States or in the United Kingdom, (iv) a currency moratorium on the exchange markets in London or New York City with respect to the English pound sterling or the United States dollar, or (v) in the case of any of the foregoing existing at the time of execution of the Agreement, a material acceleration or worsening thereof; or

                  (e) the Company shall have breached or failed to perform any of its covenants or agreements under the Agreement, or any of the representations and warranties of the Company set forth in the Agreement shall not have been true when made, or at any time prior to consummation of the Offer, as if made at and as of such time, provided that representations and warranties made as of a particular date need be true only as of such date (for the purpose of this paragraph (e), representations and warranties of the Company that are expressly qualified by a materiality qualification shall be true and correct subject to such materiality qualification, and all other representations and warranties shall be true and correct in all material respects); and in any such case, such breach, failure or untruth would reasonably be expected to materially influence the investment decision of a reasonable purchaser of all or a substantial portion of the Company's outstanding securities; or

                  (f) all consents, approvals, licenses, certificates, accreditations, authorizations or orders of any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Agreement and for the Surviving Corporation and the Subsidiaries to conduct business in substantially the manner conducted by the Company and the Subsidiaries as of the date of the Agreement, shall not have been obtained, except for any of the same, the failure to obtain which would not reasonably be expected to have a Material Adverse Effect on the Company; or

                  (g) the Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer,

which, in the reasonable judgment of Acquisition Sub in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Acquisition Sub and may be asserted or waived by Acquisition Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.


                                       3